Exhibit 15.1

Our ref JVZ/781374-000001/28772183v1

Zhihu Inc.
18 Xueqing Road
Haidian District, Beijing 100083
People’s Republic of China

26 April 2024

Dear Sir or Madam

Zhihu Inc.

We have acted as legal advisers as to the laws of the Cayman Islands to Zhihu Inc., an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2023 (the “Annual Report”).

We hereby consent to the reference to our firm under the heading “Item 10. Additional Information—E. Taxation” in the Annual Report, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statement on Form S-8 (File No. 333-256178) that was filed on 17 May 2021, pertaining to the Company’s 2012 Incentive Compensation Plan, the Company’s registration statement on Form S-8 (File No. 333-265451) that was filed on 7 June 2022, pertaining to the Company’s 2022 Share Incentive Plan, and the Company’s registration statement on Form F-3 that was filed on 8 April 2022 (No. 333-264200).

We consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP